Exhibit T3A.11

COPY

APPROVED

by the Special General Shareholder’ Meeting

of the Joint Stock Company

“Russian Alcohol Group”

Minutes dated January 28th, 2009

ARTICLES OF ASSOCIATION

of Joint Stock Company

“Russian Alcohol Group”

(New Version)

Moscow, 2009

1. GENERAL PROVISIONS

1.1.	Joint Stock Company “Russian Alcohol Group”, hereinafter referred to as the “Company”, is established on the basis of the effective legislation of the Russian Federation.

1.2.	The Company shall be a legal entity and it shall own separated assets accounted on its balance sheet, and it may purchase in its name and exercise property and personal non-property rights, bear liabilities, be a claimant and a defendant in the court.

1.3.	The Company shall have a round seal, containing its full firm name in the Russian language. The Company shall have stamps and letter-heads with its name, and it may have a trademark registered under the established procedure, an emblem and other means of individualization.

1.4.	The Company shall be entitled under the procedure, established by the legislation of the Russian Federation to open banking accounts in roubles in the foreign currency at the territory of the Russian Federation and abroad.

1.5.	The Company is entitled, either independently and jointly with Russian and foreign legal entities (regardless of their property form and legal form) and individuals, establish both at the territory of the Russian Federation and foreign states legal entities and other organizations in any legal forms permitted by the law.

1.6.	The Company may have subsidiaries and affiliates with rights of a legal entity at the territory of the Russian Federation, established in compliance with the legislation of the Russian Federation, and abroad – in compliance with the legislation of the foreign state at the place of location of a subsidiary and an affiliate, unless the other is stipulated by an international treaty of the Russian Federation.

1.7.	The Company may establish representative offices, branches and other separated units both at the territory of the Russian Federation and abroad, observing requirements of the Russian Federation and also the legislation of foreign states at the place of location of affiliates and representative offices, unless the other is stipulated by an international agreement of the Russian Federation. A head of a branch and a head of a representative office shall be appointed by Company’s Board of Directors and they shall act on the basis of a power of attorney issued by the Company.

1.8.	The Company shall be liable for its liabilities with all the assets belonging to it.

1.9.	The Company shall not be liable for the liabilities of its shareholder.

1.10.	Shareholders shall not be liable for Company’s liabilities and bear a risk of losses, connected with its activity within the value of shares belonging to them.

1.11.	The State and its bodies shall not be liable for Company’s liabilities as equally the Company is not liable for the liabilities of the state and its authorities.

1.12.	The Company is established for an unlimited period of time.

2. NAME AND ADDRESS

2.1. Company’s name in full shall be: Joint Stock Company “Russian Alcohol Group”.

2.2. Company’s short name shall be: JSC “Russian Alcohol”

2.3. Company’s name in the English language shall be: Joint Stock Company “Russian Alcohol Group”.

2.4. Company’s address: Russian Federation, 129344, Moscow, Yeniseyskaya street 1, building 1.

Company’s postal address: Russian Federation, 129344, Moscow, Yeniseyskaya street 1, building 1.

3. OBJECTIVES AND TYPES OF ACTIVITY

3.1. Objective of Company’s activity shall be profit gaining.

3.2. Company’s basic types of activity shall be:

1) wholesale and retail in food and non-food products, including alcohol and other beverages;

2) production of alcoholic and beverage items, vodka and by-products production;

3) purchase of raw materials for production of alcoholic beverages, vodka and by-products production;

4) foreign economic activity, including export and import operations;

5) intermediary activity.

6) provision of managerial, consultative, advertising, marketing, trust, brokerage and other commercial services;

7) representation of interests of foreign firms and companies;

8) building of production facilities and auxiliary premises, required for Company’s activity;

9) carrying other types of works and services, not prohibited by the effective legislation.

3.3. The Company shall carry out trading, production, service, information and consulting, and also other types of activity in all spheres of production, economics, science, education, culture, art, healthcare and sport at the entire territory of the Russian Federation and abroad.

3.4. All the above specified and other types of activity shall be carried out by the Company, both in the Russian Federation and abroad within the foreign economic and foreign trade activity (import – export) of activity in compliance with the effective legislation, including by the way of performance of transactions in the form of export, realty, bargaining, trade and intermediary, barter and other transactions.

Also the Company is entitled to deal in any other types of activity not prohibited by the effective legislation of the Russian Federation.

3.5. The Company may carry out separate types of activity, which list is determined by the Federal Law, only on the basis of a special permission (license). If Provisions of granting a special permission (license) to carry out a particular type of activity stipulate a requirement to perform such an activity as an exclusive one, the Company shall be entitled within the validity term of the special permission (license) to carry out only the types of activity stipulated by the special permission (license) and types of activity accompanying them.

4. AUTHORIZED CAPITAL

Amount of the Authorized Capital

4.1. Company’s authorized capital shall consist of the nominal value of 35 678 (thirty-five thousand six hundred and seventy-eight) ordinary registered shares (placed shares) of the Company purchased by shareholders and equal to 356 780 000 (three hundred and fifty-six million seven hundred and eighty thousand) roubles.

Procedure and conditions of placement by the Company of the authorized shares shall be determined by a corresponding decision of the General Shareholders’ Meeting.

4.2. Nominal value of one share makes 10.000 (ten thousand) roubles.

Authorized Shares

4.3. The Company shall be entitled to place in addition to the placed shares 10.000 (ten thousand) pieces of ordinary shares with a nominal value of 10.000 (ten thousand) roubles each.

4.4. Authorized ordinary shares of the Company, in case of their placement, shall provide them to their owners (shareholders) the same scope of rights, as well as ordinary shares placed by the moment of taking a decision concerning placement of additional shares.

4.5. Terms of placement by the Company of additional shares shall be determined by the effective legislation of the Russian Federation and a decision concerning the increase of Company’s authorized capital.

Increase of the Authorized Capital

4.6. Company’s authorized capital may be increased by the way of increase of the nominal value of the placed shares.

4.7. A decision concerning the increase of the authorized capital by the way of increase of the nominal value of the placed shares shall be adopted by the General Shareholders’ Meeting by a majority of shareholders – holders of Company’s voting shares participating in the meeting.

4.8. A decision concerning an increase of the authorized capital by the way of an increase of the placed shares’ nominal value shall be taken by the General Shareholders’ Meeting only under a decision of Company’s Board of Directors.

4.9. Company’s authorized capital may be increased by the way of placement of additional shares within the value of the authorized shares.

4.10. A decision concerning the increase of the authorized capital by the way of placement of additional shares shall be taken by Company’s Board of Directors except for cases, when in compliance with the federal law this decision may be taken only by the General Shareholders’ Meeting.

4.11. A decision concerning the increase of the authorized capital by the way of placement of additional shares shall be passed by the Board of Directors unanimously by all members of Company’s Board of Directors, and in this connection shall not be counted votes of retired members of Company’s Board of Directors.

In case, if a unanimity of Company’s Board of Directors on the issue of increase of the authorized capital by the way of placement of additional shares is not achieved, then under a decision of Company’s Board of Directors the issue of the increase of the authorized capital by the way of placement of additional shares may be put forward for consideration of the General Shareholders’ Meeting of the Company.

Placement of Shares, Bonds and Other Equity Securities

4.12. The Company shall be entitled to place ordinary shares, and also one or several types of privileged shares.

4.13. All Company’s shares shall be registered ones and they shall be issued in a non-documentary form.

4.14. A share belonging to Company’s founder shall entitle its holder to a voting right from the moment of Company’s establishment.

4.15. Shareholders shall not be liable for Company’s liabilities and shall bear a risk of losses connected with its activity within the value of shares belonging to them.

4.16. Shareholders who have not paid for the shares at their placement in full shall be jointly liable for Company’s liabilities within the unpaid part of shares belonging to them

4.17. The Company shall be entitled to place additional shares and other equity securities by the way of a subscription and conversion. In case of an increase of Company’s authorized capital at the expense of its assets, the Company shall carry out placement of additional shares by the way of their placement among shareholders.

4.18. In case of placement of shares and equity securities convertible into shares by the way of signing, the Company shall be entitled to hold only a closed subscription.

Placement of shares (equity securities of the Company converted into shares) by the way of a closed subscription shall be performed only under a decision of the General Shareholders’ Meeting concerning the increase of Company’s authorized capital by the way of placement of additional shares (with placement of Company’s equity securities convertible into shares), adopted by a majority of three fourth of votes of shareholders – owners of voted shares, participating in the General Shareholders’ Meeting.

4.19. The Company shall be entitled under a decision of the Board of Directors to place bonds, including the bonds convertible into shares and other equity securities, including convertible into shares.

Reduction of the Authorized Capital

4.20. Company’s authorized capital may be reduced by the way of a reduction of the nominal value of shares or a reduction of their total number, including by the way of purchase of a part of shares.

4.21. The authorized capital may be reduced by the way of purchase of a part of Company’s shares under a decision of the shareholders’ general meeting with a purpose of their repayment.

4.22. The authorized shall be reduced on the basis of a decision of the General Meeting concerning a reduction of the authorized capital by the way of repayment of shares received in Company’s disposal in he following cases;

• if shares, the property right to which has transferred to the Company in virtue of their incomplete payments by the founder with the established term, have not been sold within one year from the date of their purchase by the Company;

• if shares purchased by the Company under shareholders’ requirement have not been sold within one year from the date of their purchase (except for the case of purchase of shares at taking a decision concerning Company’s reorganization);

• if shares purchased by the Company in compliance with point 2 of Article 72 of the Federal Law “On Joint-Stock Companies”, have not been sold within one year from the date of their purchase.

4.23. If upon the end of the second and each consecutive financial year in compliance with annual accounting balance sheet, submitted for approval by Company’s shareholders, or results of the audit the value of Company’s net assets becomes less than its authorized capital, the Company shall be obliged to declare the reduction of the authorized capital up to the value not exceeding the value of its net assets.

In this case the reduction of Company’s authorized capital shall be carried out by the way of reduction of shares’ nominal value.

4.24. Within 30 days from the date of passing a decision concerning a reduction of its authorized capital the Company shall be obliged to notify in writing about a reduction of Company’s authorized capital and about its new amount Company’s creditors, and also publish in a printed edition, intended for publishing the data bout the state registration of legal entities, a notification concerning the decision passed.

4.26. Company’s authorized capital shall be reduced by the way of redemption of a part of shares on the basis of a decision of the general meeting concerning Company’s reorganization in the following cases:

• stipulated by paragraph 1 of point 6 of Article 76 of the Federal Law “On Joint-Stock Companies”;

• at Company’s reorganization in the form of allocation at the expense of redemption of the converted shares.

4.26. At a reduction of the authorized capital the Company shall be obliged to base on limitations, established by federal laws.

Purchase by the Company of Shares Placed

4.27. The Company is entitled to purchase shares placed by it under a decision of the General Shareholders’ Meeting concerning a reduction of Company’s authorized capital by the way of purchase of a part of the placed shares for purpose to reduce their overall number.

4.28. Shares purchased by the Company on the basis of a decision taken by the General Shareholders’ Meeting concerning a reduction of Company’s authorized capital by the way of purchase of shares for purpose to reduce their overall number, shall be redeemed upon their purchase.

4.29. The Company shall be entitled to purchase the shares placed by it under a decision of the Board of Directors in compliance with paragraph 2 of Article 72 of Law “On Joint-Stock Companies”.

A decision on purchase by the Company of shares placed shall be taken by Company’s Board of Directors by a majority of votes of members of the Board of Directors participating in a meeting.

4.30. Shares purchased by the Company in compliance with paragraph 2 of Article 72 of the Federal Law “On Joint-Stock Companies”, do not grant a voting right, they are not counted at counting of votes and dividends shall not be accrued on them. Such shares shall be sold at their market value at least within one year from the date of their purchase. Otherwise, the General Shareholders’ Meeting shall take a decision concerning their reduction by the way of repayment of the specified shares.

4.31. Payment for shares purchased by the Company shall be made with money, securities, other property, property or other rights having a pecuniary value.

4.32. At taking a decision concerning redemption by the Company of shares placed by it, the Company shall be obliged to base on limitations established by federal laws.

6. RIGHTS AND OBLIGATIONS OF COMPANY’S SHAREHOLDERS

5.1. A shareholder shall be obliged:

•	To observe requirements of the Articles of Association;

•	To pay for shares at their placement within the terms, procedure and methods stipulated by the legislation, Company’s Articles of Association and their agreement concerning their placement;

•	Not to disclose a confidential information concerning Company’s activity;

•	To inform timely the Company, Registrar concerning a change of their address, name, banking details, telephone numbers and other data.

•	To perform other obligations, stipulated by the law, Articles of Association and also decisions of the General Shareholders’ Meeting, passed in compliance with its competence.

5.2. General rules applying to proprietors of all categories of shares (types):

•	to alienate shares belonging to them without a consent of other shareholders of the Company;

•	a preemptive right to purchase shares, sold by other Company’s shareholders at a price of offer to a third party under a procedure, stipulated by the law and Articles of Association;

•

Company’s shareholders voting against or not participating in voting on the issue of placement by the way of the closed subscription of shares and equity securities convertible into shares, shall have a preemptive right to purchase additional shares and equity securities convertible into shares, placed by the way of the closed subscription, in a quantity proportional to the quantity of shares of this category (type) belonging to them. The specified right shall not apply to placement of shares and other equity securities convertible into shares, performed by the way of a closed subscription among shareholders only, if in this connection shareholders shall be entitled to purchase a whole number of shares places and other equity securities, convertible into shares proportionally to the number of shares of the corresponding category (type) belonging to them;

•

to receive a share of the net profit (dividends) subject to distribution between the shareholders under the procedure, stipulated by the present Articles of Association, depending on the category (type) of shares, belonging to them;

•

to receive a share of the net profit (dividends) subject to distribution between the shareholders under the procedure, stipulated by the present Articles of Association, depending on the category (type) of shares, belonging to him;

•

to receive a part of Company’s assets (liquidation quote) remaining after the liquidation of the Company, proportionally to the number of shares of the corresponding category (type) available with him;

•

to have an access to Company’s documents and to obtain their copies under the procedure and on the terms stipulated by the legislation in effect and the present Articles of Association, and to obtain copies of them for a payment;

•	to exercise other rights, stipulated by the legislation, Articles of Association and decisions of a General Shareholders’ Meeting, adopted in compliance with its competence.

5.3. Each Company’s ordinary share shall have an equal nominal value and it shall provide the shareholder its owner an equal scope of rights.

5.4. Shareholders – owners of Company’s ordinary shares, may in compliance with the Federal Law “On Joint-Stock Companies” to participate in the general meeting of shareholders with a right to vote on all issues of its competence, and they are also entitled to receive dividends, and in case of Company’s liquidation – a right to receive a part of its assets (liquidation quota).

5.5. A voting one shall be a share providing its proprietor with a voting right on all the issues being in the competence of the general meeting, or on separate issues stipulated in the Federal Law.

As voting on all issues of competence of the general meeting shall be:

•	shares distributed at establishment of the Company;

•	an ordinary share paid in full, except for shares held by the Company;

•

a privileged share, amount of a dividend on which is determined in the Articles of Association, starting from a meeting following the annual general meeting, on which regardless of the reasons a decision concerning a decision of repayment of dividends has not been adopted, or a decision has been adopted concerning an incomplete repayment of dividends on privileged shares of this type (except for cases, established by the law).

5.6. A privileged share of any type shall entitle to a property right at solving an issue of the reorganization and liquidation of the Company.

5.7. A privileged share of the determined type shall entitle to a voting right at solving an issue of making amendments of and supplements to Company’s Articles of Association, limiting rights of shareholders – owners of privileged share of this type, including cases of determining or an increase of the amount of the dividend and (or) determining or an increase of the liquidation value, repaid on privileged shares of the previous turn, and also provision to shareholders – owners of privileged shares of the other type of privileges in terms of a turn of dividend payment and (or) a liquidation value of shares.

5.8. Shares voting on all issues of competence of the general meeting shall entitle their owner to a right:

•	to participate in voting (including an absentee voting) at a General Shareholders’ Meeting on all issues of its competence;

•	to put forward candidates to Company’s bodies under a procedure and on the terms, stipulated by the law and Articles of Association;

•	to make proposals into agenda of the annual General Shareholders’ Meeting under a procedure and on conditions, stipulated by the law and Articles of Association;

•

to demand for familiarizing itself a list of persons entitled to participate in the General Shareholders’ Meeting, under a procedure and on the terms stipulated by the law and the Articles of Association;

•	of an access to accounting documents under a procedure and on the terms, stipulated by the law and Articles of Association;

•

to demand for summoning of a special General Shareholders’ Meeting, an audit of Company’s financial and economic activity to be performed by an auditing board under a procedure and on conditions, stipulated by the law and Articles of Association;

•	demand for a redemption by the Company of all or a part of shares belonging to him in cases, established by the law;

•	to demand for a convocation of a meeting of Company’s Board of Directors under a procedure and on conditions, stipulated by the Articles of Association.

6. PREEMPTIVE RIGHT

Shareholders’ Preemptive Right of Shares Sale to Third Parties

6.1. Company’s shareholders shall enjoy a preemptive right of purchase of shares sold by other Company’s shareholders at a price of sale of an offer to a third party proportional to the quantity of shares belonging to each of them.

6.2. A preemptive right shall be effective at sale of shares to third parties (not being Company’s shareholders).

6.3. If shareholders have not used their preemptive right to purchase shares, then a preemptive right to purchase shares sold by Company’s shareholders shall belong to the Company.

6.4. An assignment of a preemptive right to shareholders and/or the Company shall not be allowed.

6.5. A preemptive right shall not be effective:

• in cases of a purchase and a redemption by a Company of the shares placed due to grounds and under a procedure, stipulated by Article 72-76 of the Federal Law “On Joint-Stock Companies”;

• in cases, when a purchaser of shares is Company’s shareholder;

• in case of a gratuitous alienation of shares by their owners (a gift or inheritance);

• at a transfer of right to a share under a procedure of a universal preemption at reorganization of a legal entity – a shareholder;

• at a transfer of rights to a share at a redistribution of the property of the liquidated shareholder – a legal entity among its members;

6.6. Company’s shareholder intending to sell its shares to a third party shall be obliged in writing to notify about this fact other shareholders and the Company itself. Notifying Company’s shareholders shall be carried out via the Company.

The specified notification (a notification concerning an intention to sell shares) shall contain:

•	a surname, name and a patronymic (full firm name), address (place of location), postal address and a contact telephone number of a shareholder wishing to sell its shares;

•	surname, name and a patronymic (full firm name) of a third party to whom a shareholder intends to sell its shares;

•	a number of shares sold split by categories (types);

•	a price per one share of each category (type);

•	other significant conditions, on which shares are offered for the sale.

A notification concerning an intention to sell shares shall be signed by a shareholder or its representative. If a notification concerning an intention to sell shares is signed by a representative then a power of attorney shall be enclosed to it.

A notification concerning an intention to sell shares shall be sent to Company’s address by a registered mail with a notification of receipt or it shall be delivered to the Company against a receipt.

A day of such notification shall be considered to be a date of its receiving by the Company or a date of its delivery to the Company.

6.7. After a receipt by the Company of a notification concerning shareholders’ intention to sell shares, a sole executive body of the Company shall be obliged to send to all shareholders of the Company within 10 days period a written notification concerning an opportunity of exercising by them of a preemptive right of purchase of shares being sold.

A notification shall be sent to all shareholders included into a register of shareholders as at the day of notifying the Company concerning an intention to sell the shares.

A notification shall be sent to the shareholder by a registered mail with a notification of delivery, or it shall be handed in personally against a receipt.

The specified notification shall contain:

•	a surname, name and a patronymic (full firm name), an address (place of location), postal address and a contact telephone of the shareholder, wishing to sell its shares;

•	a surname, name and a patronymic (full firm name) of a third party to which the shareholder intends to sell its shares;

•	a number of shares sold split by categories (types);

•	price per one share of each category (type);

•	other significant terms on which the shares are offered for the sale;

•	day of notification concerning an intention to sell shares;

•	a term during which the shareholder may exercise a right of a preemptive purchase;

•	number of shares of the Company, which owner is the shareholder, split by categories (types).

Notification of Company’s shareholders under a procedure, stipulated by the present point, shall be carried out at Company’s expense.

6.8. A shareholder wishing to use a preemptive right shall be obliged to send to the seller shares and to the Company a written application concerning exercising of a preemptive right.

The specified application shall contain:

•	a surname, name and a patronymic (full firm name), address (place of location), postal address and a contact telephone number of a shareholder, wishing to exercise his preemptive right;

•	a number of shares, in reference with which the shareholder exercises a preemptive right (number of shares purchased by him) split by categories (types);

•

specification, that a shareholder wishing to exercise his preemptive right agrees to purchase shares at an offered price and other significant conditions, on which shares have been offered for the sale.

The specified application shall be sent to the seller of shares and the Company by registered mail or it shall be delivered personally against a receipt.

The day of the specified application shall be considered to be a date of its receipt by the Company (a date of its personal delivery to the Company).

The specified application shall be received by a shareholder – seller of shares and a Company within a term not later than 20 days from notification concerning an intention to sell shares.

6.9. A shareholder not wishing to exercise a preemptive right shall be entitled to send to the Company and a seller of shares a written application concerning a refusal to exercise the preemptive right.

6.10. Upon expiry of 20 days from the day of notification concerning an intention to sell shares, the General Director of the Company shall within a two days term take a decision concerning a number of shares to be purchased by each shareholder exercising a preemptive right, with account to principle of “proportionally to available shares”, stipulated by the present Articles of Association.

On the basis of a decision for the General Director within a term of not more than 3 days from the moment of its adoption Company’s General Director shall send by the registered mail with a notification of delivery (or it shall deliver against a signature) to the seller of shares a written notification concerning exercising of the preemptive right.

The specified notification shall be received by the seller of shares within not later than two months from the day of notification concerning an intention to sell shares.

The specified notification shall contain:

•	a surname, name and a patronymic (full firm name), address (place of location), postal address and a contact telephone number of each person, who has exercises a preemptive right;

•	a number of shares, in reference with which each of the specified persons has exercised a preemptive right (number of shares purchased by him) split by categories (types);

•	specification, that all of the specified persons agree to purchase shares at an offered price and other significant conditions, on which shares were offered to sale.

6.11. In case if within 20 days from the moment of sending by the Company of a notification to shareholders concerning an availability with them of a preemptive right no application is received by the Company from any of shareholders concerning a desire to exercise the specified right, then the Company shall be entitled to send to the shareholder wishing to sell the shares to a third party a notification concerning Company’s intention to use its preemptive right to purchase shares.

6.12. In case if within two months from the moment of receipt by the Company of a notification of a shareholder concerning an intention of the latter to sell the shares to a third party from neither a Company and nor from one of shareholders an application is received concerning exercising of the preemptive right, then the shareholder shall be entitled to sell shares to a third party on conditions which have been informed to shareholders and the Company.

6.13. At a sale of shares with a violation of a preemptive purchase rights any shareholder of the Company and (or) the Company itself shall be entitled within three months from the moment when they have become aware or were to know about such a violation, to demand under a judicial procedure of a transfer to them of buyer’s rights and liabilities.

A Preemptive Right at Placement of Company’s Shares and Equity Securities Convertible into Shares

6.14. Company’s shareholders who voted against or did not participate in voting on the issue of placement by the way of closed subscription of shares and equity securities convertible to shares, shall have the priority right to purchase the additional shares and equity securities convertible to shares, placed by the way of closed subscription, in a number, proportional to the number of shares of this category (type) belonging to them. The specified right shall not cover the placement of shares and other securities convertible to shares carried out by the way of closed subscription only among the shareholders, if in this connection the shareholders have the opportunity to purchase a whole number of placed shares and other equity securities convertible to shares proportionally to the number of shares of the corresponding category (type) belonging to them.

6.15. A list of persons having a preemptive right to purchase additional shares and equity securities convertible into shares shall be drawn up on the basis of shareholders’ registry data as of the date of decision making being a ground for placement of additional shares and equity securities convertible into shares. In order to draw up a list of persons having a preemptive right to purchase additional shares and equity securities, convertible into shares, a nominal holder of shares shall provide the data on persons, in whose interests it owns the shares.

6.16. Persons included into a list of persons having a preemptive right to purchase additional shares and equity securities convertible into Company’s shares, shall be notified about an opportunity of their exercising a preemptive right by them stipulated by Article 40 of the Federal Law “On Joint-Stock Companies” for a notification concerning holding of the General Shareholders’ Meeting.

6.17. A notification shall contain the information about a quantity of shares placed and equity securities, convertible into shares, cost of their placement or a procedure of determining a cost of their placement (including on a cost of their placement or under a procedure of determining a price of placement to shareholders in case of their exercising of a preemptive right of purchase), procedure of determining a quantity of securities, which each shareholder is entitled to purchase, a validity term of the preemptive right, that may not be less than 45 days from the moment of sending (delivery) or publishing of the notification. The Company shall not be entitled until the end of the specified term to place additional shares and issues securities, convertible into shares, persons not included into a list of persons, having a preemptive right to purchase additional shares and equity securities, convertible into shares.

6.18. A person having a preemptive right of purchase additional shares and equity securities and equity securities convertible into shares, shall be entitled either in full or partially exercise its preemptive right by the way of delivery to the Company of a written application concerning a purchase of shares and issued securities convertible into shares and a document concerning payment for shares purchased and equity securities convertible into shares. An application shall contain a name (nomination) and a quantity of securities purchased by them.

6.19. If a decision being a ground for placement of additional shares and equity securities, convertible into shares stipulated their repayment by non-monetary funds, persons, performing a preemptive right of purchase, shall be entitled at its discretion to repay them by money.

7. STRUCTURE OF COMPANY’S BODIES OF MANAGEMENT

7.1. Company’s supreme body of management is the Company’s General Shareholders’ Meeting, hereinafter referred to as the “General Shareholders’ Meeting”.

General Shareholders’ Meeting may be held in a place, settlement (city, settlement a village) not being a place of Company’s location.

7.2. Company’s Board of Directors shall carry out a general management of Company’s activity in compliance with a competence, established by the Federal Law “On Joint-Stock Companies” and Company’s Articles of Association.

7.3. Company’s executive bodies shall be the General Director.

7.4. General Director may be named as a President and act as a President on Company’s behalf in compliance with a competence, stipulated for the sole executive body by the Federal Law “On Joint-Stock Companies” and the present Articles of Association.

8. GENERAL SHAREHOLDERS’ MEETING

8.1. Company’s supreme body of management is the General Shareholders’ Meeting.

A decision of the General Shareholders’ Meeting may be adopted by the way of:

• joint presence of shareholders for discussing of issues of agenda and decision-making on issues set forward for voting without a preliminary sending (delivery) of voting ballots before holding the General Shareholders’ Meeting;

• by the way of a joined presence of shareholders for discussing issues of agenda and decision taking on issues put forward for voting with a preliminary sending (delivery) of ballots for voting prior to holding of the General Shareholders’ Meeting;

• by the way of an absentee voting (without a joined presence of shareholders for discussing issues of agenda and decision taking on issues put forward for voting).

The Company shall be obliged annually to hold an annual General Shareholders’ Meeting within the term not earlier, than in 2 months, and not later, than in 6 months after a termination of the financial year.

Competence of the General Shareholders’ Meeting

8.2. To the competence of the General Shareholders’ Meeting shall refer the following issues:

1) making the amendments of and additions to Company’s Articles of Association, and also approval of the Articles of Association in a new version (with account to provisions, stipulated by points 2, 5 of Article 12 of the Federal Law “On Joint-Stock Companies”);

2) Company’s reorganization;

3) Company’s liquidation, appointment of the liquidation commission and approval of the intermediate and final liquidation balance-sheets;

4) determining of the quantitative staff of Company’s Board of Directors, election of its members and premature termination of their powers;

5) taking a decision on assignment of powers of Company’s sole executive body under an agreement of a commercial organization (managing organization) or a non-incorporated entrepreneur (manager);

6) taking a decision concerning a preterm termination of powers of the managing organization or a manager;

7) electing members of the Auditing Board of the Company and preterm termination of their powers;

8) approval of Company’s Auditor;

9) electing of Returning Board members;

10) preterm termination of Returning Board members’ powers;

11) determining a quantity, nominal value, category (type) of authorized shares and rights provided by these shares;

12) increase of Company’s authorized capital by the way of increase of shares’ nominal value;

13) increase of the authorized capital by the way of placement of shares by the way of a closed subscription;

14) increase of Company’s authorized capital by the way of placement of additional shares within the frames of a quantity and categories (types) of authorized shares at the expense of Company’s assets, when a placement of additional shares is carried out by the way of their distribution among shareholders, if the Board of Directors has not achieved an accord on this issue;

15) a reduction of Company’s authorized capital by the way of a reduction of shares’ nominal value, by the way of purchase by the Company of a part of shares in order to reduce their overall quantity, and also by the way of reduction of purchase and redeemed shares by the Company (shares being in Company’s property);

16) approval of Company’s annual reports, annual accounting statements, including statements on profit and loss (profit and loss accounts) of the Company, and also profit distribution, including payment (declaring) of dividends and losses of the Company on the results of a financial year;

17) determining a procedure of General Shareholders’ Meeting holding;

18) splitting up and consolidation of shares;

19) adoption of decisions concerning approval of transactions in cases, stipulated by Article 83 of the Federal Law “On Joint-Stock Companies”;

20) taking decisions concerning approval of major transactions in cases, stipulated by point 3 of Article 79 of the Federal Law “On Joint-Stock Companies”;

21) taking the decisions concerning the participation in holding Companies, financial and industrial groups, associations and other alliances of commercial organizations;

22) approval of internal documents, regulating the activity of Company’s authorities;

23) taking a decision concerning a remuneration and (or) compensation of expenses to members of Company’s auditing board, connected with performance of their obligations during the period of performance by them of these duties; establishment of amounts of such remunerations and compensations;

24) taking a decision concerning a remuneration and (or) a compensation of expenses to members of Company’s Board of Directors, connected with a performance by them of their functions of members of the Board of Directors during the period of performance by them of their duties; establishing of amounts of such remunerations and compensations;

25) taking a decision concerning a compensation at Company’s expense the costs borne on preparing and holding of the special meeting to persons and authorities – initiators of this meeting;

26) determining a list of additional documents to be obligatorily kept by the Company;

27) purchasing shares placed by the Company in compliance with paragraph 1 of Article 72 of the Federal Law “On Joint-Stock Companies”;

28) placement of equity securities of the Company convertible into shares by the way of a closed subscription;

29) other issues, stipulated by the present Articles of Association and not contradicting the Federal Law “On Joint-Stock Companies”.

8.3. The General Shareholders’ Meeting is not entitled to consider and make decisions on the matters, not referred to its competence by the legislation and Articles of Association to its competence.

8.4. The General Shareholders’ Meeting is not entitled to decide on the matters not included in the agenda of the meeting, and also to change the agenda.

8.5. At the General Shareholders’ Meeting shall preside a Chairman of the Board of Directors and if he is absent or refuses to preside – a person, authorized to it by the Board of Directors.

In case if at a special general meeting held under a decision of persons entitled to demand holding a performance of a special general meeting, the persons presiding at a general meeting in compliance with the Federal Law “On Joint-Stock Companies” are absent, a chairman of the general meeting shall be a person, taking decision concerning holding of a special general meeting (his representative), or if a decision concerning holding a special general meeting is taken by several people – one of those people, to be determined by their decision, and in case of their absence – another person, determined by a decision of the General Shareholders’ Meeting.

Procedure of Taking Decisions by the General Shareholders’ Meeting

8.6. A decision of the General Shareholders’ meeting on the matter, put forward for voting, shall be passed by the majority of shareholders – the owners of voting Company’s shares participating in the meeting, unless the Federal Law “On Joint-Stock Companies” states the other.

8.7. A decision on matters specified in paragraphs 2, 5, 12 – 14, 18-22 and paragraph 14.2. of the present Articles of Association shall be made by the General Shareholders’ Meeting under the proposal of Company’s Board of Directors only.

8.8. A decision on matters specified in paragraphs 1-3, 11, 13, 20, 27, 28 of paragraph 14.2. of the present Articles of Association shall be taken by the General Shareholders’ Meeting by the majority of three fourth shareholders’ votes – owners of voting shares participating in the General Shareholders’ Meeting.

8.9. Counting of votes at a General Shareholders’ Meeting on the issue put forward for voting, a voting right, which belongs to shareholders – owners of ordinary and privileged shares of the Company, shall be exercised in reference with all voting shares jointly.

Counting of votes on the issue of making amendments of and additions to Company’s Articles of Association, limiting shareholders’ rights – owners of privileged shares of a particular type, shall be exercised on privileged shares of this type and other voting shares of the Company separately. A decision concerning making such amendments of and additions to shall be considered to be taken, if for not less than three fourth of shareholders’ votes – owners of voting shares participating in the General Shareholders’ Meeting voted for it, with an exclusion of votes of shareholders – owners of privileged shares, rights under which are limited, and three fourth of votes of all shareholders – owners of privileged shares of that type, rights under which are limited.

8.10. Decisions taken by the General Shareholders’ Meeting and also results of voting shall be declared at a General Shareholders’ Meeting, in the course of which a voting has been held, or they shall be within not less than 10 days after making a minutes on results of voting in the form of a report on results of voting brought to the knowledge of persons, included into a list of persons, entitled to participate in the general meeting of shareholders, under a procedure, stipulated for a notification concerning holding of the General Shareholders’ Meeting.

Information Concerning Holding of a General Shareholders’ Meeting

8.11. A notification concerning holding of the General Shareholders’ Meeting shall be made within not later than 20 days, and a notification concerning holding of the General Shareholders’ Meeting, which agenda contains a matter concerning reorganization of the Company – within not later than 30 days prior to the date of its holding.

Within the specified terms a notification concerning holding of the General Shareholders’ Meeting of shall be forwarded to another person, specified in the list of persons, entitled to participate in the General Shareholders’ Meeting by mail or it shall be handed in to each of the specified persons against a receipt.

The Company shall be entitled to additionally inform the shareholders about holding of the General Shareholders’ Meeting via mass media (television, radio), and also the Internet, or otherwise.

8.12. To the information (materials) subject to provision to persons entitled to participate in the General Shareholders’ Meeting at preparing to holding of the General Shareholders’ Meeting, shall refer annual statements, annual accounting, including a conclusion of the auditor, conclusion of Company’s auditing board on results of the audit of the annual accounting statements, information about the candidate (candidates) to executive bodies of the Company, the Board of Directors, auditing and returning board, and Company’s auditors, a draft of amendments of and additions to Company’s article of association or a draft of Company’s Articles of Association in a new version, drafts of Company’s internal documents approved by the General Shareholders’ Meeting, drafts of decisions of the General Shareholders’ Meeting, and also other documents, approved by a decision of Company’s Board of Directors.

Proposals into Agenda of the General Shareholders’ Meeting

8.13. Shareholders (a shareholder) possessing on aggregate not less than 2 per cent of Company’s voting shares shall be entitled to introduce issues into agenda of the annual General Shareholders’ Meeting and to put forward candidates into a Board of Directors, accounting board and Company’s returning board, which number may not exceed a quantitative composition of the corresponding body, determined in Company’s Articles of Association, and also a candidate to a position of the sole executive body.

Such proposals shall be received by the Company within not later, than 30 days after the end of financial year.

8.14. A proposal to introduce issues into agenda of the General Shareholders’ Meeting shall contain a formulation of each of proposed issues. The proposal concerning an introduction of issues into agenda of the General Shareholders’ Meeting shall contain a wording of a decision on each proposed issue.

8.15. A proposal concerning putting forward of candidates for the election at an annual and special general meeting of shareholders shall contain a name of the authority, for election into which a candidate is offered, and also on each of the candidates:

• surname, name and patronymic;

• date of birth;

• information about the education;

• positions held in bodies of management of other legal entities;

• address at which it is possible to contact the candidate;

• a written consent of a candidate to be elected into a corresponding body of management.

8.16. Proposals concerning introduction of issues into agenda and a proposal concerning putting forward candidates into the bodies of management and other Company’s bodies (hereinafter referred to as proposals into agenda) may be introduced, and requirements concerning holding of a special general meeting shall be submitted by the way of:

sending by mail to the address (place of location) of a sole executive body (to the address of the manager or an address (place of location) of permanently operating executive authority of the managing organization) of the Company, contained in a Single State Register of Legal Entities, to addresses, specified in Company’s Articles of Association or another internal document of the Company, regulating general meeting’s activity;

delivery against a receipt to a person, performing functions of a sole executive authority of the Company, a chairman of the Board of Directors (supervising board) of the Company, Company’s corporate secretary, unless such a position is stipulated in the Company, or to another person, authorized to accept a written correspondence addressed to the Company;

sending otherwise (including by an electrical communication, including facsimile and cable communication, e-mail with usage of an electronic digital signature) in case, if it is stipulated by articles of Association or another internal document of the Company, regulating the activity of the general meeting.

8.17. Company’s Board of Directors shall be obliged to consider the proposals received and to take a decision concerning their inclusion into the agenda of the General Shareholders’ Meeting or concerning a refusal to include them into the agenda, within not later, than 5 days after the end of the term established by the Articles of Association for receipt by the Company of proposals into agenda of an annual General Shareholders’ Meeting and candidates into the Board of Directors, Company’s returning board and auditing board, and also a candidate to the position of the sole executive body.

8.18. An issue proposed by shareholders (a shareholder) shall be subject to inclusion into agenda of the General Shareholders’ Meeting, as equally candidates put forward, shall be subject to inclusion into a list of candidates for voting on elections into a corresponding Company’s authority. With an exclusion of cases, if:

• shareholders (a shareholder) fails to comply with terms established by Articles of Association for introducing the issues into agenda and putting forward candidates to the annual General Shareholders’ Meeting;

• shareholders (a shareholder) fail to comply with the established terms for putting forward candidates for election of members of the Board of Directors at a special General Shareholders’ Meeting;

• shareholders (a shareholder) do not own a number of Company’s voting shares stipulated by point 1 and 2 of Article 53 of the Federal Law “On Joint-Stock Companies”.

• a proposal does not meet requirements stipulated by paragraphs 3 and 4 of Article 53 of the Federal Law “On Joint-Stock Companies” and requirements of Company’s Articles of Association based on them;

• an issue proposed for an inclusion into agenda of Company’s General Shareholders’ Meeting is not referred to its competence by the legislation and Company’s Articles of Association and (or) does not meet requirements of the Federal Law “On Joint-Stock Companies” and other legal acts of the Russian Federation.

8.19. A motivated decision of Company’s Board of Directors concerning a refusal to include the proposed issue into the agenda of Company’s General Shareholders’ Meeting or a candidate into a list of candidates for voting on elections into a corresponding Company’s body shall be sent to shareholders (a shareholder), who has proposed an issue of put forward a candidate within not later, than 3 days from the day of its adoption.

8.20. Company’s Board of Directors shall not be entitled to amend wordings of issues, proposed for an inclusion into agenda of a General Shareholders’ Meeting and a wording of decisions on such issues.

8.21. Apart from issues proposed by shareholders for the inclusion into agenda of the General Shareholders’ Meeting, and also cases of absence of such proposals, an absence or an insufficient number of candidates into a list of candidates, proposed by shareholders for a purpose of forming a corresponding body, Company’s Board of Directors shall be entitled to include into agenda of the General Shareholders’ Meeting issues or candidates into a list of candidates at its discretion.

Special Shareholders’ Meeting

8.22. A special General Shareholders’ Meeting shall be held under a decision of Company’s Board of Directors on the basis of its own initiative, requirements of Company’s auditing board, Company’s auditor and also shareholders (a shareholder), being owners of not less than 10 per cent of voting shares of the Company as at the date of filing such a requirement.

Summoning of a special General Shareholders’ Meeting under a demand of Company’s auditing board, an auditor of the Company or shareholders (a shareholder), being owners of not less than 10 per cent of Company’s voting shares, concerning summoning of an special General Shareholders’ Meeting, or a refusal concerning its summoning.

A decision of Company’s Board of Directors concerning summoning of a special General Shareholders’ Meeting or a motivated refusal to summon it shall be sent to persons demanding its summoning within not later, than 3 days from the moment of taking such a decision.

A decision concerning a refusal to summon a special meeting of shareholders under a demand of Company’s auditing board, Company’s auditor or shareholders (a shareholder) being owners of not less than 10 per cent of Company’s voting shares may be taken only due to grounds, established by the Federal Law “On Joint-Stock Companies”.

A decision of Company’s Board of Directors concerning a refusal to summon a special General Shareholders’ Meeting may be appealed to the court.

8.24. A special General Shareholders’ Meeting summoned under a demand of Company’s auditing board, Company’s auditor or shareholders (a shareholder), being proprietors pf not less than 10 per cent of Company’s voting shares, shall be held within 40 days from the moment of submission of a demand for holding of a special General Shareholders’ Meeting.

For purposes of the present paragraph a date of submission of a demand concerning summoning of a special General Shareholders’ Meeting shall be considered the date of receipt of a requirement by the Company.

8.25. In cases, when in compliance with paragraph 68-70 of the Federal Law “On Joint-Stock Companies” Company’s Board of Directors shall be obliged to take a decision concerning holding of a special General Shareholders’ Meeting, then such general meeting of shareholders shall be held within 40 days from the moment of taking a decision concerning its holding by Company’s Board of Directors.

8.26. In case, if within a term established by the Federal Law “On Joint-Stock Companies” Company’s Board of Directors has taken a decision concerning summoning of a special General Shareholders’ Meeting, or a decision has been adopted concerning a refusal to summon it, a special General Shareholders’ Meeting may be summoned by bodies and persons demanding its summoning.

In this connection, bodies and persons summoning a special General Shareholders’ Meeting shall have powers stipulated by the Federal Law “On Joint-Stock Companies”, required to summon and to hold a special General Shareholders’ Meeting.

In this connection expenses on preparing and holding of the general meeting may be compensated under a decision of the General Shareholders’ Meeting at Company’s expense.

Quorum required to hold a General Shareholders’ Meeting

8.27. A General Shareholders’ Meeting held in a form of the meeting shall be opened, if by the time of beginning of its holding there exists a quorum required at least for one of items, included into agenda of the General Meeting. The registration of persons entitled to participate in a general meeting, not registered for participation in the general meeting before its opening, shall be terminated not earlier, than upon closing a discussion of the last item of agenda of the general meeting, on which a quorum exists.

8.28. In case if by the time of beginning of holding of the general meeting there is no a quorum required for none of issues included into agenda of the general meeting, opening of the General Shareholders’ Meeting shall be postponed for a term established by Company’s Articles of Association or Company’s internal document, regulating the activity of the General Meeting, but not by more, than 2 hours. In case of absence in Company’s Articles of Association or an internal Company’s document, regulating activity of the general meeting, a specification to a term of postponement of opening of the general meeting, opening of the general meeting shall be postponed by 1 hour.

Postponement of a General Meeting more than once shall not be allowed.

8.29. persons registered for a participation in the general meeting, held in the form of a meeting, shall be entitled to vote on all issues of agenda from the moment of opening of the general meeting and up to its closing, and in case, if in compliance with Company’s Articles of Association, Company’s internal document regulating Company’s activity of the general meeting or a decision of the general meeting, determining a procedure of holding of the general meeting, results of voting and decision, adopted by the general meeting shall be announced at the general meeting – from the moment of opening of the general meeting and up to the moment of beginning of voted on issues of agenda of the general meeting. This rule shall not apply to voting on the issue concerning the procedure of holding of the general meeting.

8.30. After completion of a discussion of the last issue of agenda of the general meeting (the last item of agenda of the general meeting, on which a quorum is available), and until closing of the general meeting (beginning of counting of votes) persons who have not voted until this moment shall be granted time to vote on it.

8.31. A general meeting, by the moment of opening of which a quorum is present only on separate items of agenda, may not be closed if by the moment of termination of the registration have been registered persons, whose registration ensures a quorum of shareholders for taking decisions on other items of agenda of the general meeting. A general meting of shareholders shall have a legal capacity (have a quorum) if shareholders possessing on aggregate more than one half of votes provided by Company’s voting shares of participate in voting.

Participating in the General Shareholders’ Meeting, held by the way of a joint present of shareholders for participation of issues of agenda and taking a decision on issues, put forward for voting without a preliminary sending (delivery) of voting ballots for holding the General Shareholders’ Meeting shall be considered to be shareholders registered for participation in it.

8.32. As participating in the General Shareholders’ Meeting held by the way of a joint presence of shareholders for discussing issues of agenda, the issue of agenda and taking a decision on issues set forward for voting with a preliminary sending (delivery) of ballots for voting prior to holding of the General Shareholders’ Meeting, shall be considered to be shareholders who have registered for participation in it and shareholders, whose ballots have been receive within not later than 2 days prior to the date of holding of a General Shareholders’ Meeting.

As having participation in the General Shareholders’ Meeting, held on a form of an absentee voting shall be shareholders, whose ballots have been received before a date of termination of acceptance of ballots.

8.33. In absence of a quorum for holding of an annual General Shareholders’ Meeting a repeated General Shareholders’ Meeting with the same agenda shall be held. In absence of a quorum for holding a next General Shareholders’ Meeting, a repeated General Shareholders’ Meeting may be held with the same agenda.

A repeated general shareholders shall have a legal capacity (have a quorum) if shareholders possessing on aggregate not less than 30 percent of votes of Company’s voting shares of participate in it. A notification concerning a repeated General Shareholders’ Meeting shall be carried out under a procedure, stipulated by the present Articles of Association for notification of shareholders’ general meeting.

Voting Ballots

8.34. Voting on issues of agenda of the General Shareholders’ Meeting may be carried out by voting ballots, if this method is stipulated by a decision of the Board of Directors at preparing to holding of the General Shareholders’ Meeting.

8.35. At holding of the General Shareholders’ Meeting in the form of an absentee voting and at holding of the General Shareholders’ Meeting by the way of the joint presence of shareholders for discussing of issues of agenda and taking a decision on issues, put forward for voting with a preliminary sending (delivery) of ballots for voting up to holding of the General Shareholders’ Meeting, a voting ballot shall be sent or delivered against a signature to each person, specified in a list of persons, entitled to participate in a General Shareholders’ Meeting within not later, than 20 days up to holding of the General Shareholders’ Meeting.

Sending of a voting ballot shall be performed by mail.

8.36. At holding of a General Shareholders’ Meeting with an exclusion of the General Shareholders’ Meeting, held in the form of an absentee voting, persons included into a list of persons entitled to participate in the General Shareholders’ Meeting (their representatives), shall be entitled to participate in such meeting or to send the ballots filled out to the Company. In this connection, at determining a quorum and summing up the results shall be counted votes submitted by voting ballots received by the Company within not later, than 2 days up to the date of holding of the General Shareholders’ Meeting.

8.37. A voting ballot shall contain the information specified in point 4 of Article 60 of the Federal Law “On Joint-Stock Companies”. A voting ballot may contain additional information determined by the Board of Directors at approval of voting ballot’s form and text.

8.38. Voting ballots received by the Company signed by a representative acting on the basis of the power of attorney for voting shall be recognized as invalid in case of receipt by the Company or a registrar, performing functions of the returning board a notification concerning a substitution (withdrawal) of this representative not later than two days prior the date of holding of the general meeting.

A person entitled to participate in the general meeting (including a new representative acting on the basis of a power of attorney for voting), shall be subject to registration for participation in the general meeting, and to him shall be issued voting ballots in case, if a notification concerning a substitution (revocation) of a representative has been received by the Company or a registrar performing functions of a returning board, before a registration of the representative, which powers have been terminated.

8.39. If voting at a general meting, held in the form of a meeting, may be carried out by the way of sending to the Company of filled out voting ballots, then under a demand of persons registered for the participation in the general meeting, whose ballots have not been received by the Company or they have been received later than two days prior to the date of holding of the meeting, they may be issued only the ballots for voting with a mark of their repeated issue.

8.40. Recognition of a voting ballot as invalid in the part of voting on one, several or all issues, voting on which is performed by this ballot, is not a ground for an exclusion of votes on the specified ballot at determining of an existence of a quorum.

A voter shall be entitled to choose only one variant of voting, except for cases of voting in compliance with instructions of persons, who have purchased shares after the date of drawing up a list of persons, entitled to participate in the general meeting, or in compliance with instructions of owners of depositary securities;

if the ballot leaves more than one variant of voting, then fields for putting number of votes given for each variant of voting shall specify a number of voted given for the corresponding variant of voting, and a mark has been made, that voting is carried out in compliance with instructions of shares’ purchasers, transfer after the date of making a list of persons, entitled to participate in the general meeting, and (or) in compliance with instructions of depositary securities’ owners;

a person voting under a power of attorney issued in reference with shares transferred after a date for making a list of persons entitled to participate in the general meeting in a field for putting in a number of votes, being in front of the left variant of voting, shall specify a number of votes, given for the left variant of voting, and to make a mark, that voting shall be performed under a power of attorney, issued in reference with shares, transferred after a date for making a list of persons, entitled to participate in the General Shareholders’ Meeting;

if after a date of drawing up a list of persons entitled to participate in the general meeting have been transferred not all the shares, then the voter in the field for putting in a number of votes being in front of the left variant of voting, shall specify a number of votes given for the left variant of voting, and to make a note, that a part of shares has been transferred after a date of making a list of persons entitled to participate in the general meeting. If in reference with shares transferred after a date of drawing up a list of persons, entitled to participate in the general meeting have been received instructions of purchasers of such shares, coinciding with the left variant of voting, then such votes shall be summed up.

If in a voting ballot for voting on the issue of electing members of the Board of Directors (supervising board) of the Company (with an exclusion of choosing members of the Board of Directors (supervising board) of the Company, performed by a cumulative voting), on the issue concerning the election of members of the auditing board, members of the returning board, members of the collective executive body the variant “for” is left with a greater number of candidates, than a number of persons, who have to be elected into the corresponding authority of the Company, a ballot in the part of voting on such issues shall be considered to be invalid.

If the voting ballot contains several issues put forward for voting, a failure to observe the above specified requirements in reference with one or several issues shall not entail causing the voting ballot invalid on the whole.

If a ballot does not allow to identify a person (a shareholder or shareholders’ representative), voting with this ballot, then votes given by this ballot shall not be counted at summing up results of voting.

At holding of the meeting in the form of absentee voting, ballots received by the Company after a date for holding the General Shareholders’ Meeting (date of termination of acceptance of ballots for voting), shall be recognized as invalid.

If at counting of votes there shall be identified two or more filled out ballots of one person, in which the voter leaves different voting results on one issue of agenda, then in the part of voting on such issue all the specified bulletins shall be recognized as invalid.

If at holding a meeting in the form of a joint presence of shareholders in order to discuss issues of agenda and taking decisions on issues put forward for voting, with a preliminary sending (delivery) of voting ballots before holding of the General Shareholders’ Meeting at a meeting, in a ballot box shall be found ballots sent to shareholders before sending the General Shareholders’ Meeting, then these ballots shall be recognized invalid, as received by the Company later than two days prior to the date of holding of the meeting.

At a recognition of a voting ballot as invalid, votes on issues contained in it shall not be counted.

9. BOARD OF DIRECTORS

Competence of the board of Directors

9.1. Company’s Board of Directors shall carry out the general management of Company’s activity, with exclusion of matters, referred to the competence of the General Shareholders’ Meeting by the federal laws and the Articles of Association.

9.2. To the competence of Company’s Board of Directors shall be referred the following matters:

1) determining the priority directions of Company’s activity, including approval of annual and quarterly budgets of the Company;

2) summoning of annual and special General Shareholders’ Meetings with exclusion of cases, stipulated by point 8 of Article 55 of the Federal Law “On Joint-Stock Companies”;

3) approval of agenda of the General Shareholders’ Meeting;

4) determining of the date for making the list of persons entitled to participate in the General Shareholders’ Meeting and other issues, referred to the competence of the Board of Directors in compliance with provisions of Chapter VII of the Federal Law “On Joint-Stock Companies” and connected with preparation and holding of the General Shareholders’ Meeting;

5) preliminary approval of Company’s annual reports;

6) election of a sole and a collective executive bodies of the Company and pre-term termination of their powers, approval of a quantitative staff of collective and executive bodies of the Company;

7) preliminary approval of an agreement for a transfer of powers of a sole executive Company’s body to a commercial organization (managing organization) or a non-incorporated entrepreneur (manager), putting forward for consideration of the General Shareholders’ Meeting an issue concerning a pre-term termination of powers of a managing organization or a manager;

8) increase of Company’s authorized capital by the way of placement of additional shares within a number and categories (types) of authorized shares at the expense of Company’s property, when placement of additional shares shall be performed by the way of their distribution among shareholders; approval of a report and making amendments to Company’s articles of Association on results of placement in compliance with paragraph 2 of article 12 of the Federal Law “On Joint-Stock Companies”.

9) placement of bonds non-convertible into shares and other equity securities non-convertible into shares in cases, stipulated by the Federal Law “On Joint-Stock Companies”;

10) approval of a decision concerning an issue of securities, issue prospectus, a report on results of securities issue, issuer’s quarterly reports, making amendments and supplements to them;

11) determining a price (pecuniary valuation) and the market value of assets, a cost of placement and purchase of equity securities in cases, stipulated by the Federal Law “On Joint-Stock Companies”;

8) purchasing of shares placed by the Company in compliance with paragraph 2 of Article 72 of the Federal Law “On Joint-Stock Companies”;

13) purchase of bonds and other securities non-convertible into shares in cases, stipulated by the Federal Law “On Joint-Stock Companies”;

14) approval of the report on results of purchase of shares, stipulated in compliance with paragraph 1 of Article 72 of the Federal Law “On Joint-Stock Companies”, making amendments to Company’s Articles of Association in compliance with paragraph 3 of Article 12 of the Federal Law “On Joint-Stock Companies”;

15) recommendations on the amount of remunerations and compensations paid to the members of Company’s Auditing board

16) determining the amount of payment for auditor’s services;

17) recommendations to the General Shareholders’ Meeting on the amount of dividend on shares and the procedure of their payment;

18) recommendations to the General Shareholders’ Meeting on the procedure of Company’s profit and loss distribution on results of financial year;

19) usage of the reserve fund and other Company’s funds;

20) approval of Company’s internal documents with an exclusion of the internal documents regulating the activity of Company’s bodies, subject to approval by a decision of the general meeting, and also other Company’s internal documents, which approval is referred by the Articles of Association to the competence of a sole executive body of the Company, making amendments of and additions to these documents;

21) establishing and liquidation of branches, opening and liquidation of Company’s representative offices, approval of regulations on them, making amendments of and additions to them, appointment of heads of branches and representative offices and termination of their powers, approval of labor agreements with heads of branches and representative offices;

22) making amendments to Company’s Articles of Association connected with establishing branches, opening of representative offices and their liquidation;

23) provision and obtaining by the Company of loans, credits and provision of delays in repayment for the amount of above 5 (five) percent of Company assets’ book value according to the data of Company’s accounting for the last reporting period, preceding a date of conclusion of the corresponding loan agreement or a credit, or provision of a grace period in repayment under any agreements and contracts;

24) taking decisions on approval of a transaction or transaction, connected with a purchase or alienation or a possible alienation by the Company either directly or indirectly of property, which value exceeds 5 (five) per cent of Company assets’ book value according to Company’s accounting data for the last reporting period, preceding a date of conclusion of a corresponding transaction, on condition, that this limitation shall not apply to transactions performed in the course of Company’s regular economic activity;

25) approval of major transactions in cases, stipulated by Chapter X of the Federal Law “On Joint-Stock Companies”;

26) approval of transactions, stipulated by Chapter XI of the Federal Law “On Joint-Stock Companies”;

27) approving of Company’s Registrar and conditions of an agreement with it, and also dissolving of the agreement with it;

28) taking at any time of a decision concerning performance of an audit of Company’s financial and economic activity;

29) determining a person, authorized to sign an agreement on Company’s behalf with the sole executive body in case, if the chairman of the Board of Directors may not sign such an agreement;

30) taking a decision concerning forming of Company’s temporary sole executive body;

31) determining a list of additional documents subject to compulsory keeping by the Company;

32) approval of an agreement with a person, carrying out powers of a sole executive body of the Company;

33) approval of all transactions connected with a purchase, alienation and an opportunity to alienate shares (interest, parts in the authorized capital) of other commercial organizations;

34) approval of transactions, in the result of which the Company becomes or may become a subsidiary relatively to another company;

35) Taking a decision concerning performance by the Company of any transaction on purchase, alienation, encumbrance or provision to third parties of intellectual property objects (including industrial property), and in particular: an invention, a useful model, industrial sample, a trademark, service mark, place of goods’ origin, firm name, know-how, a technical innovation objects of copyright and allied rights, as they are determined in the legislation of the Russian Federation;

36) taking a decision concerning performance by the Company of a bill transaction, including issuance by the Company of a bill of exchanges, their endorsement, availing, payments regardless of their amount;

37) granting a consent to a person performing functions of a sole executive body of the Company and (or) members of a collective executive body of the Company of posts to their overtaking positions in bodies of management in other organizations;

38) solving issues concerning granting bonuses to a person performing functions of Company’s sole executive body, to hold him materially liable for losses, cause by his guilty actions in compliance with the RF Labor Code;

39) Other issues, stipulated by the Federal Law “On Joint-Stock Companies” and Articles of Association.

9.3. The matters referred to the competence of Company’s Board of Directors may not be transferred for a consideration of Company’s executive bodies.

Electing the Board of Directors

9.4. Members of Company’s Board of Directors shall be elected by the General Shareholders’ Meeting under a procedure, stipulated by the Federal Law “On Joint-Stock Companies” and the present Articles of Association for a term till the next annual General Meeting of Shareholders. If an annual Shareholders’ Meeting has not been held within the term, stipulated by the present Articles of Association, powers of Company’s Board of Directors shall terminate with an exclusion of powers on preparing, summoning and holding of the Annual Shareholders’ Meeting. The Board of Directors shall be established in a number, determined by a decision of the General Shareholders’ Meeting.

9.5. Only an individual may be a member of Company’s Board of Directors. A member of Company’s Board of Directors may not be Company’s shareholder. Persons elected into the composition of Company’s Board of Directors may be reelected an unlimited number of times.

A person performing functions of the General Director (a sole executive body) may not be at the same time a Chairman of Company’s Board of Directors.

9.6. In case, when the number of members of the Board of Directors becomes less than a half of the number determined by the decision of the General Shareholders’ Meeting, the Board of Directors shall be obliged to summon a special General Shareholders’ Meeting in order to elect the new Board of Directors. The remaining members of Company’s Board of Director shall be entitled to take a decision concerning summoning of such special General Shareholders’ Meeting only.

9.7. Members of the Board of Directors shall be elected by a separate voting on each candidate. General Shareholders’ Meeting shall be entitled at any time to take a decision concerning a pre-term termination of powers of separate members or of the entire staff of the Board of Directors.

In case of a pre-term termination of powers of a member of the Board of Directors, powers of remaining members of the Board of Directors shall not terminate, with an exclusion of a case, established in a preceding paragraph of the present Articles of Association.

9.8. A member of the board of Directors shall be entitled to resign at any time, having preliminary notified about it a chairman of the Board of Directors, having specified a date of resignation. In this case the Board of Directors shall be entitled to summon the General shareholders’ meeting on the issue of a preterm termination of powers of a resigning member of the Board of Directors.

Chairman of the Board of Directors

9.9. The Chairman of Company’s Board of Directors shall be elected by the members of Company’s Board of Directors among its members by the majority of votes of all members of Company’s Board of Directors, and in this connection, votes of retiring members of the Board of Directors shall not be counted.

The Board of Directors shall be entitled at any time to reelect its Chairman by a majority of votes of all members of the Board of Directors, and in this connection shall not be counted votes of retiring members of the Board of Directors. Members of the Board of Directors shall be entitled to elect the Deputy Chairman of the Board of Directors who shall carry out the functions of the Chairman of the Board of Directors during the time of his absence.

9.10. Chairman of Company’s Board of Directors shall organize the work, take a decision concerning a form of the meeting of the Board of Directors, summon meetings of the Board of Directors and preside at them, organize keeping the minutes at the meetings, preside at a General Shareholders’ Meeting.

9.11. In absence of the chairman of the Board of Directors, his functions shall be performed by one of members of Company’s Board of Directors under a decision of Company’s Board of Directors. Persons carrying out functions of the chairman of the Board of Directors, in his absence, shall be entitled to carry out any powers, stipulated for the chairman of the Board of Directors.

9.12. The Board of Directors shall be entitled to appoint a secretary of the Board of Directors, which functions shall include keeping and drawing up minutes of the meeting of the Board of Directors, summing up results of voting on decisions, held by the way of questioning, and also solving of other organization and technical issues, connected with activity of the Board of Directors.

Meeting of the Board of Directors

9.13. Meeting of Company’s Board of Directors shall be summoned by the Chairman of the Board of Directors under his own initiative, on demand of a member of the Board of Directors, Company’s Auditing Board or Company’s Auditor, Company’s executive body and shareholders (a shareholder) of the Company.

9.14. While determining results of existence of quorum and results of voting on the issues of agenda shall be taken into account a written opinion of a member of Company’s Board of Directors absent at a meeting of Company’s Board of Directors.

9.15. A decision of Company’s Board of Directors may be made by an absentee voting. A procedure of summoning and holding of meetings of Company’s Board of Directors, and also a procedure of taking decisions by an absentee voting may be additionally determined by the “Regulations on the Board of Directors”. An absentee voting may be held by the way of documents exchange by the way of postal, telegraph, telephone, electronic, facsimile communication providing for the authenticity of transferred and received messages and their documentary confirmation.

9.16. A quorum for holding of the meeting of the Board of Directors shall be a presence of not less than a half of a number of elected members of Company’s Board of Directors or an availability of a written opinion of more than a half of elected Board of Directors, except for quorum on issues, in order to take a decision on which in compliance with the Federal law “On Joint-Stock Companies” and Company’s Articles of Association a unanimity, a majority of three fourth of votes or a majority of all members of the Board of Directors is required, without account to votes of retiring members of the Board of Directors, and also a majority of members of the Board of Directors, not interested in performance of a transaction.

The retired members of the Board of Directors shall be, under the present Articles of Association, members of the Board of Directors, whose powers have been terminated prematurely by a decision of the General Shareholders’ Meeting and also dead persons, and also persons being members of the Board of Directors and sending to the Company an application concerning retirement from the Board of Directors regardless of reasons of its decision.

9.17. Decision of the Board of Directors, adopted by an absentee voting, shall be considered to be valid, if in absentee voting voted more than a half of the number of elected members of the Board of Directors, except for issues, for taking a decision on which in compliance with the Federal Law “On Joint-Stock Companies” and Company’s Articles of Association a unanimity, a majority of three fourth of votes or a majority of all members of the Board of Directors, without account to votes of retiring members of the Board of Directors is required.

9.18. Decisions of Company’s Board of Directors shall be adopted by a majority of votes of members of Company’s Board of Directors participating in a meeting and (or) expressing their opinion in writing, unless the Federal Law “On Joint-Stock Companies” and Company’s Articles of Association stipulate the other.

A decision of the Board of Directors adopted by an absentee voting shall be considered to be adopted, if for its voting voted “for” more than a half of members of the Board of Directors participating in an absentee voting, unless the Federal Law “On Joint-Stock Companies” and Company’s Articles of Association stipulate the other.

Decisions on the following issues shall be adopted unanimously by all members of the Board of Directors, and in this connection shall not be accounted votes of retired members of the Board of Directors:

1)	an increase of Company’s authorized capital by the way of placement of additional shares within a quantity and categories (types) of authorized shares at the expense of Company’s property, when placement of additional shares is performed by the way of their determining among shareholders;

2)	approval of a large transaction which subject is a property, which value makes from 25 up to 50 percent of Company assets’ book-value.

If a unanimity of Company’s Board of Directors on the above listed issues has not been achieved, then under a decision of Company’s Board of Directors, these issues may be put forward for consideration of the General Shareholders’ Meeting.

A decision concerning an approval of the transaction, in performance of which there exists an interest, shall be adopted by a majority of votes of directors, not interested in its performance.

If a number of non-interested directors makes less than the quorum determined by the Articles of Association for holding of a meeting of the Board of Directors, a decision on the specified issue shall be adopted by the General Shareholders’ Meeting.

9.19. At solving issues at a meeting of Company’s Board of Directors, each member of Company’s Board of Directors shall have one vote.

An assignment of a voting right by a member of Company’s Board of Directors to another person, including to another member of Company’s Board of Directors, shall not be allowed.

In case of equality of votes of members of the Company’s Board of Directors at adoption of decisions the Chairman of the Board of Directors shall have a casting vote.

10. COMPANY’S SOLE EXECUTIVE BODY

10.1. Management of Company’s current activity shall be carried out by Company’s sole executive body (General Director, managing organization, Manager). Sole executive body shall report to Company’s Board of Directors and the General Shareholders’ Meeting.

10.2. To the competence of Company’s sole executive body shall refer all issues of management of Company’s current activity, with an exclusion of issues, referred to the competence of the General Shareholders’ Meeting and Company’s Board of Directors.

Company’s sole executive body shall organize performance of decisions of the general Shareholders’ Meeting and Company’s Board of Directors.

Company’s sole executive body shall act without a power of attorney on Company’s behalf, including:

•	it shall dispose of Company’s assets in order to provide for its current activity within the limits, established by the Articles of Association and the Federal law “On Joint-Stock Companies”;

•	it shall represent Company’s interests both in the Russian Federation and abroad;

•

it shall approve a list of members of staff (headcount) of the Company, it shall conclude labor agreements with Company’s employees and it shall apply to these employees incentive measures and impose punishments on them;

•

it shall perform transactions on Company’s behalf independently, within its competence or after their approval by Company’s bodies of management under a procedure, stipulated by the Federal Law “On Joint-Stock Companies”, the present Articles of Association and Company’s internal documents;

•	it shall issue powers of Attorney on Company’s behalf;

•	it shall open Company’s accounts in banks;

•	it shall issue orders and give instructions, to be compulsorily performed by all Company’s employees;

•

it shall perform other functions, required for achievement of objectives of Company’s activity and provision of its normal work in compliance with the effective legislation of the Russian Federation, the present Articles of Association and agreement with it, with an exclusion of functions, assigned to other Companies bodies of management.

The sole executive body may assign its powers to third parties only under a procedure, stipulated by the civil legislation within the institute of representation.

10.3. Rights and obligations, terms and amounts of payment for services of the general director shall be determined by the agreement, concluded by the General Director with the Company. An agreement in Company’s name shall be signed by the Chairman of the Board of Directors or a person, authorized by Company’s Board of Directors.

10.4. The General Director shall be elected by the Board of Directors for a term of 3 (three) years.

Company’s Temporary Sole Executive Body

10.5. If a managing organization (manager) is not entitled to perform its duties, Company’s Board of Directors shall be entitled to take a decision concerning forming of a temporary sole executive body.

10.6. If the General Director may not perform its duties in virtue of death, dismissal or occurrence of other circumstances, that prevent a further performance by the general director of its obligations, Company’s Board of Directors shall be entitled to take a decision concerning suspension of powers of the General Director and forming of a temporary sole executive body.

In this case the temporary sole executive body shall act up to the moment of adoption by the Board of Directors of a decision concerning a termination of powers of Company’s temporary sole executive body, or an adoption by the Board of Directors of a decision concerning election of the General Director.

10.7. Company’s temporary executive body shall carry out a management of the Company’s activity within the competence of Company’s sole executive body.

10.8. The minutes of the Board of Directors concerning the election of the temporary sole executive body of the Company shall be specify the grounds for election of Company’s temporary sole executive body.

11. LIABILITY OF BOARD OF DIRECTORS’ MEMBERS AND COMPANY’S EXECUTIVE BODY

11.1. Members of Company’s Board of Directors, a sole executive body (General Director) or a temporary sole executive body, as equally a managing organization or a manager shall act in Company’s interests while exercising their rights, and exercise their rights and perform their duties to the Company in a good faith and reasonably.

11.2. Members of Company’s Board of Directors, a sole executive body (General Director), a temporary sole executive body, as equally a managing organization or a manager shall be responsible to the Company for the losses caused to the Company by their wrongful acts (a failure to act), unless other grounds and the amount of responsibility are established by the federal laws.

In this connection, members of the Board of Directors and the Management Board who voted against the decision which caused the losses with the Company, or persons who did not participate in voting, shall not bear the liability.

11.3. The Company or a shareholder (shareholders) who own on aggregate not less than 1 per cent of Company’s ordinary shares, shall be entitled to apply the court with a suit against a member of Board of Directors, a sole executive body (general director), as equally a managing organization or a manager, concerning reimbursement of losses caused to the Company, in case, stipulated by paragraph 2 of Article 71 of the Federal Law “On Joint-Stock Companies”.

12. AUDITING BOARD

12.1. A control over financial and economic activity of the Company shall be performed by the auditing board, elected by the General Shareholders’ Meeting consisting of three persons. The proceedings of the auditing board may be determined by the “Regulations on the Auditing Board”, subject to approval by the General Shareholders’ Meeting.

12.2. Up to the moment of electing by the General Shareholders’ Meeting of the Auditing Boars, its functions shall be performed by a person (controller) elected by the General Shareholders’ Meeting. The Auditing Board (controller) shall be elected for a term until the next annual General Shareholders’ Meeting.

If due to any reasons elections of the auditing board (controller) fail to be performed at a General Shareholders’ Meeting, then powers of the existing auditing board (controller) shall be prolonged to the elections of the auditing board (controller).

12.3. Powers of the auditing board (controller) may be elected prematurely by a decision of the General Shareholders’ Meeting.

12.4. A member of the Auditing Board (a controller) may be both Company’s shareholder and any person, proposed to the shareholder. A member of Company’s Auditing Board (Controller) may not be at the same time a member of Company’s Board of Directors and also take other posts in Company’s bodies of management.

12.5. The competence of the auditing board (controller) shall include:

Checking the financial documents of the Company, accounting reporting, conclusions of the commission on inventory of assets, comparing of the specified documents with the data of primary accounting;

analysis of correctness and completeness of keeping the accounting, tax, managerial and statistic accounting;

analysis of Company’s financial status, its solvency, liquidity of assets, ratio of own and borrowed funds, net assets and the authorized capital, identification of reserves for improvement of Company’s economic status, development of recommendations for Company’s bodies of management;

checking the timeliness and correctness of payments to supplies of products and services, payments to budget and off-budgetary funds, accruals and payments of dividends, interest on bonds, repayment of other liabilities;

confirmation of reliability of the data included into Company’s annual reports, annual accounting reporting, profit and loss accounts, distribution of profit, reporting documents for tax and statistic authorities, governmental authorities.

The Auditing Board (Control) shall be entitled:

to demand personal explanation from members of the Board of Directors, Company’s employees, including any of its officers, on issues being within the competence of the Auditing Board;

to set before bodies of management an issue of responsibility of Company’s employees, including its officers, in case of their violation of provisions of the Articles of Association, provisions, rules and instructions, adopted by the Company;

to engage into its work under a contractual basis specialists, not taking posts in the Company, subject to consent of the Board of Directors.

12.6. The audit (revision) of Company’s financial and economic activity shall be performed on results of Company’s activity for a year and also any time, under the initiative of Company’s auditing board (controller), decision of the General Shareholders’ Meeting, Company’s Board of Directors or under a demand of shareholders (a shareholder), who possess on aggregate not less than 10 per cent of Company’s voting shares.

12.7. Under a demand of Company’s Auditing Board (controller) persons taking posts in Company’s bodies of management shall be obliged to submit documents on the financial and economic activity of the Company.

The specified documents shall be submitted within three days from the moment of a submission of the written request.

12.8. Company’s auditing board (controller) shall be entitled to demand of summoning of a special General Shareholders’ Meeting under a procedure, stipulated by Article 55 of the Federal Law “On Joint-Stock Companies” and Company’s Articles of Association.

12.9. Company’s auditing board (controller) shall be entitled to demand summoning of the Board of Directors. The chairman of the Board of Directors shall not be entitled to refuse to the auditing board (controller) to summon the meeting of the Board of Directors under its demand.

12.10. Company’s auditing board (controller) during the period of its performance of its duties may be paid a remuneration and (or) compensated the expenses connected with its performance of its duties. The amount of such a remuneration and a compensation shall be determined by a decision of the General Shareholders’ Meeting under a recommendation of Company’s Board of Directors.

13. COMPANY’S AUDITOR

13.1. Company’s auditor shall carry out an audit of Company’s financial and economic activity in compliance with legal acts of the Russian Federation on the basis of the agreement concluded with it.

13.2. Company’s Auditor shall be approved by a decision of the General Shareholders’ Meeting. The amount of its payment for the services shall be determined by Company’s Board of Directors.

14. COMPANY’S ACCOUNTING, REPORTING AND DOCUMENTS

14.1. The Company shall be obliged to keep accounting and submit financial reporting under a procedure, stipulated by the Federal Law “On Joint-Stock Companies” and other legal acts of the Russian Federation.

14.2. A liability for the organization, state and reliability of accounting in the Company, timely submission of the annual report and the other financial reporting to corresponding bodies, and also the information concerning Company’s activity, information provided to shareholders, creditors and mass media shall be borne by Company’s General Director in compliance with the Federal Law “On Joint-Stock Companies”, other legal acts of the Russian Federation and the present Articles of Association.

14.3. The reliability of data contained in Company’s annual report, annual financial statements shall be confirmed by Company’s Auditing Board.

14.4. Before publishing by the Company of documents specified in the present Articles of Association, the Company shall engage an auditor for performance of the annual audit and confirmation of the annual financial statements, who must not have any property interest with the Company or its shareholders.

14.5. Company’s annual report shall be subject to a preliminary approval by Company’s Board of Directors not later, than 30 days prior to the date of holding of the annual General Shareholders’ Meeting.

14.6. The Company shall be obliged to keep the following documents:

Company’s Foundation Agreement

the present Articles of Association with all amendment hereto, registered under an established procedure, a decision concerning establishment of the Company, a certificate of Company’s state registration;

documents, confirming Company’s rights to the property being on its balance-sheet;

Company’s internal documents;

regulations on branches or Company’s representative offices;

annual statements;

accounting documents;

financial reporting documents;

minutes of General Shareholders’ Meetings, meetings of the Board of Directors and Auditing Board;

voting ballots and also Powers of Attorney (copies of Powers of Attorney) for a participation in the General Shareholders’ Meeting;

Reports of independent appraisers;

Lists of Company’s affiliated entities;

Lists of entities entitles to participate in the General Shareholders’ Meeting, entitles to receive dividends, and also other lists made by the Company for establishment by shareholders of their rights in compliance with requirements of the Federal Law “On Joint-Stock Companies”;

Conclusions of the Auditing Board, Company’s Auditor, state and municipal bodies of financial control;

issue prospectuses, quarterly reports of the issuer and other documents, containing the information subject to publishing or disclosure otherwise in compliance with the Federal Law “On Joint-Stock Companies” and other federal laws;

other documents, stipulated by the Federal Law “On Joint-Stock Companies”, the present Articles of Association, Company’s internal documents, Decisions of the General Shareholders’ Meetings, Board of Directors, Company’s executive bodies, and also the documents, stipulated by the legal acts of the Russian Federation.

14.7. The Company shall keep documents stipulated by point 14.6. of the present Articles of Association at the place of Company’s location under a procedure and within terms, that are established by the federal body of executive power for securities market.

14.8. The Information on the Company shall be submitted in compliance with requirements of the Federal Law “On Joint-Stock Companies” and other legal acts of the Russian Federation.

14.9. The Company shall provide shareholders with an access to documents, stipulated by paragraph 14.6. of the present Articles of Association. An access to documents of accounting and minutes of meetings of the Board of Directors shall have shareholders (a shareholder) possessing on aggregate not less than 25 per cent of Company’s Shares.

In order to familiarize with documents, stipulated by paragraph 14.6. of the present Articles of Association shareholders shall send a written demand (request) in the name of Company’s General Director. The request (inquiry) of the shareholder shall specify:

surname, name, patronymic (designation) of the shareholder;

number of shares possessed by him;

a list of documents requested;

method of familiarizing with documents (at the place of Company’s location or receiving copies of documents, specifying the delivery address);

delivery address, contact telephone number.

At sending an inquiry (request) from a legal entity it shall be required to enclose a document, confirming powers of a person, signing a request (inquiry).

14.10. In order to submit Company’s documents the Company shall within 2 days from the moment of receipt by the Company of an inquiry (request) check a fact of possessing Company’s shares by the applying person. Provision by a shareholder of an extract from the shareholders’ registry (depo account) as at the date of sending a request (inquiry) to the Company shall be a sufficient fact of conformation of the fact of possessing the shares.

14.11. In case a shareholder intends to make himself familiar with documents at the place of Company’s location, the Company within 5 days from the moment of receipt of the inquiry (request) by the Company shall inform the shareholder about the time and the procedure of familiarizing with the information. The Company shall not be liable for a violation of terms for provision of documents requested in case of an inaccuracy in specification in the inquiry (request) of shareholders’ address or a contact telephone number.

14.12. Under a demand of persons entitled to an access to documents, stipulated by point 14.6. of the present Articles of Association, the Company shall provide them with copies of the specified documents. A payment charged by the Company for provision them with the given copies may not exceed expenses on their making.

14.13. In case a shareholder intends to obtain copies of documents at the address specified in the request (inquiry), the Company within 7 days from the moment of receipt by the Company of the request (inquiry) shall send to a shareholder an invoice specifying Company’s payment details and the amount of payment for the expenses on making the copies of the requested documents.

14.14. After making a payment according to the payment details specified, the Company within 2 business days shall send by mail the copies of requested documents to the address specified in shareholder’s request (inquiry).

15. COMPANY’S FUNDS

15.1. The Company shall establish a reserve fund in the amount of 5 per cent of Company’s authorized capital. The amount of annual deductions to Company’s reserve fund shall make 5 per cent of Company’s net profit. The specified deductions shall be made until the reserve fund achieves the amount, stipulated by the Articles of Association.

Company’s reserve fund is intended for coverage of its losses, and also for redemption of Company’s bonds and redemption of Company’s shares in case of absence of other funds.

The reserve fund may not be used for other purposes.

16. COMPANY’S REORGANIZATION AND LIQUIDATION

16.1. The Company may be re-organized voluntarily under a procedure, stipulated by the Federal Law “On Joint-Stock Companies”. Other grounds and procedure of reorganization of the Company shall be determined by the Civil Code of the Russian Federation and other federal laws.

16.2. Company’s reorganization may be carried out in the form of a merger, acquisition, division, detachment and reorganization.

Company’s reorganization shall entail an assignment of rights and obligations, belonging to the Company (Companies), to his (their) legal assign (legal assigns). In cases stipulated by the legislation, the reorganization shall be a subject to approval by authorized governmental authorities.

The Company shall be considered to be reorganizes with an exclusion of cases of reorganization in the form of a merger from the moment of state registration of newly established legal entities.

At Company’s reorganization in the form of an accession to it of another Company, the first of them shall be considered to be reorganized from the moment of recording in the single state register of legal entities of a record concerning ceasing of the allied Company’s activity.

16.3. At reorganization of the Company, all the documents (managerial, financial and economic, regarding the staff etc.) shall be transferred in compliance with the established ruled to the enterprise being the legal successor.

16.4. The state registration of newly occurred Companies in the result of the reorganization and making a record concerning ceasing of activity of reorganized companies shall be made under a procedure, established by federal laws.

State registration of companies established in the result of reorganization and making records concerning ceasing of activity of the reorganized companies shall be performed in availability of proofs of provision of notifications to creditors under the procedure, stipulated by the Federal Law “On Joint-Stock Companies”.

16.5. The Company may be liquidated voluntary under a decision of the General Shareholders’ Meeting with account to requirements of the effective legislation in effect. The Company may be liquidated under court’s decision due to grounds, stipulated by the Civil Law of the Russian Federation.

The liquidation of the Company shall entail its ceasing without an assignment of rights and obligations under a legal succession procedure to other entities.

The procedure and terms of Company’s liquidation shall be established by the General Shareholders’ Meeting or a court. The term for filing requirements to creditors may not be less than two months from the date of publishing a message concerning Company’s liquidation.

16.6. In case of Company’s voluntary liquidation the Board of Directors of the liquidated Company shall put forward for consideration of the General Shareholders’ Meeting an issue concerning appointment of Company’s Liquidation Committee.

General Shareholders’ Meeting shall take a decision concerning a liquidation of the Company and appointment of the Liquidation Committee. In case of a compulsory liquidation the Liquidation Committee shall be appointed by the court. From the moment of appointment of the Liquidation Committee to it shall be transferred all the powers on management of Company’s affairs.

The staff and working procedure of the Liquidation Committee shall be approved at the same time with deciding on an issue of its appointment by a body taking a decision concerning Company’s liquidation.

16.7. The Liquidation Committee shall carry out all the measures on publishing in press a notification concerning the liquidation, finding creditors and debtors, performing settlements with them and the budget, under a procedure and within terms established by the Federal law.

After accomplishing settlements with creditors and the budget, the liquidation committee shall draw up a liquidation balance sheet which shall be approved by the General Shareholders’ Meeting subject to approval of the body performing the state registration of the liquidated Company.

16.8. Assets of the liquidated Company, remaining after settlements with creditors, shall be distributed by the Liquidation Committee between shareholders in compliance with a turn stipulated by the Federal Law “On Joint-Stock Companies”.

16.9. At reorganization or a termination of Company’s activity all the documents (managerial, financial and economic, regarding the staff etc.) shall be transferred to a legal entity-successor according to the established rules.

In absence of the legal successor the documents having a scientific and historical significance shall be transferred for the state storage to archives; documents on the staff (personal files, record cards etc.) shall be transferred for storage to the archive of the administrative area at the territory of which the Company is located.

The transfer and putting in an appropriate order the documents shall be carried out by efforts and at the expense of the Company in compliance with requirements of Archive authorities.

16.10. The Company for purposes of implementation of the state, social, economic and tax policy shall be responsible for the safety of documents (managerial, financial and economic, documents regarding the personnel etc.); it shall provide for a transfer the documents having scientific and historical significance for storage to central archives at the place of Company’s location in compliance with a list of documents, approved by the bodies of the local management; it shall store and use under the established procedure documents on the staff.

16.11. The liquidation shall be considered to be performed, and the Company as ceasing to exist from the moment of making a corresponding record by the body carrying out the state registration into the Single State Register of Legal Entities.

Stamp:

COPY

Interregional Inspectorate of the Federal Tax Service of the Russian Federation No 46 for the city of Moscow

The appropriate record was made in the Single State Register of Legal Entities On March 2nd, 2009

Basic State Registration Number (OGRN): 1037705023190

State Registration Number: 609774690588

The original of the document is kept by the registration (tax) authority.

Specialist of the 1st Class

/job title of the authorized officer/

- signed

M.N. Zhuganina

Official Seal:

Federal Tax Service

Administration of the Federal Tax Service of the Russian Federation for the City of Moscow

Interregional Tax Inspectorate No 46 for the city of Moscow

Totally fixed, sealed and numbered 24 leaves.

- signed

Inspector and Clerk

O.A. Shpak

Official Seal:

Federal Tax Service

Administration of the Federal Tax Service of the Russian Federation for the City of Moscow

Interregional Tax Inspectorate No 46 for the city of Moscow